UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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I-AM Capital Acquisition Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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I-AM CAPITAL ACQUISITION COMPANY

PROXY STATEMENT SUPPLEMENT FOR THE

SPECIAL MEETING OF STOCKHOLDERS TO

BE HELD NOVEMBER 9, 2018

        On September 19, 2018, I-AM Capital Acquisition Company (“I-AM Capital”) filed with the Securities and Exchange Commission (the “SEC”) and commenced mailing of its definitive proxy statement (as amended and supplemented, the “Proxy Statement”) related to the special meeting of stockholders in lieu of an annual meeting (the “special meeting”) to consider and vote upon, among other things, a proposal (the “Business Combination Proposal”) to approve a share subscription agreement, dated May 3, 2018, by and among Smaaash Entertainment Private Limited (“Smaaash”), I-AM Capital and the other parties thereto (as amended, the “Subscription Agreement”). If the Business Combination Proposal is approved and I-AM Capital consummates the transactions contemplated thereby, I-AM Capital will invest in Smaaash the funds held in the trust account that holds the proceeds of its initial public offering, less certain transaction expenses and amounts used to pay I-AM Capital stockholders who properly exercise their redemption rights and amounts set aside for Forward Stock Purchase Agreements (the “Investment Amount”), in exchange for equity shares of Smaaash. I-AM Capital estimates that the equity shares issued by Smaaash in exchange for the Investment Amount (assuming an Investment Amount of $49.0 million) will constitute up to approximately 27.53% of the issued share capital of Smaaash, provided that such percentage shall decrease proportionately depending on the number of shares redeemed by I-AM Capital’s public stockholders. The Proxy Statement was mailed to I-AM Capital’s stockholders of record as of September 10, 2018 (the “Record Date”).

WHEREAS, pursuant to the terms of the Subscription Agreement, certain of the Smaaash Founders (the “Transferring Smaaash Founders”) agreed to transfer all of their ownership interest in Smaaash (equal to 33.6% of the share capital of Smaaash on a fully-diluted basis) (the “Additional Smaaash Shares”) to I-AM Capital in exchange for newly issued shares of I-AM Capital common stock (the “Additional I-AM Shares”) that will enable such Smaaash Founders to retain their 33.6% ownership interest of Smaaash through their interest in I-AM Capital, within six months of the consummation of the Business Combination; and

WHEREAS, the board of directors of I-AM Capital has determined to issue 2,000,000 shares of I-AM Capital common stock, upon consummation of the Business Combination, to the Transferring Smaaash Founders as an upfront portion of the Additional I-AM Shares (the “Upfront I-AM Shares”), which shares shall be held in escrow until the transfer of the Additional Smaaash Shares to I-AM Capital; and

WHEREAS, the Proxy Statement referenced that I-AM Capital intended to issue a common stock dividend of an aggregate of 600,000 shares on all shares of I-AM Capital common stock that are outstanding at the end of the day immediately prior to the date of the closing of the Transaction, to each stockholder who beneficially owns such shares as of such time, on the condition that the holder of any such shares remains a stockholder immediately after the closing (the “Special Dividend”); and

WHEREAS, the board of directors of I-AM Capital has determined to cancel the Special Dividend.

NOW, THEREFORE, the purpose of this proxy statement supplement (this “Proxy Supplement”) is to inform the stockholders of I-AM Capital that:

●	the board of directors of I-AM Capital has set November 9, 2018 as the revised date of the special meeting;

●	the Subscription Agreement has been amended to allow for the issuance of the Upfront I-AM Shares to the Transferring Smaaash Founders;

●	the board of directors of I-AM Capital has decided to cancel the Special Dividend;

●	I-AM Capital has entered into a forward stock purchase agreement for approximately $5,500,000; and

●	the Smaaash Founders may, but are not obligated to, engage in private purchases and open market purchases of outstanding shares of I-AM Capital common stock.

This Proxy Supplement should be read in conjunction with the Proxy Statement. Capitalized terms used in this Proxy Supplement and not otherwise defined herein shall have the meanings set forth in the Proxy Statement.

Revised Date for the Special Meeting

As previously announced, the date for the special meeting, which was originally scheduled for October 4, 2018, was postponed to a to-be-determined later date.

The board of directors of I-AM Capital has determined that the special meeting will now be held at 10:00 a.m. on Friday, November 9, 2018, at the same location, namely the law offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. The Record Date for the special meeting is unchanged.

The bolded text in I-AM Capital’s letter to the stockholders and in the notice of the special meeting found in the Proxy Statement are hereby amended to read as follows:

Public stockholders who hold shares of I-AM Capital common stock on or before November 7, 2018 (two (2) business days before the special meeting) may elect to redeem their shares whether or not they are holders as of the record date, and whether or not they vote for the Business Combination Proposal.

All other references in the Proxy Statement to “October 2, 2018” with respect to providing a request for redemption are hereby amended to read as “November 7, 2018”, and the deadline for submitting such a request and for the delivery by stockholders of their I-AM Capital stock to I-AM Capital’s transfer agent in connection therewith shall now be on or before 4:30 p.m. Eastern time on November 7, 2018.

Issuance of Shares as Partial Payment

In order to incentivize the Transferring Smaaash Founders to comply with their obligation to transfer all of the Additional Smaaash Shares to I-AM Capital within six months of the closing of the Business Combination, I-AM Capital has further amended the Subscription Agreement (such addendum attached hereto as Annex A) to allow for I-AM Capital to issue the Upfront I-AM Shares to the Transferring Smaaash Founders upon the closing of the Business Combination. The issuance of such Upfront I-AM Shares will be held in escrow and shall be either, (i) if the Additional Smaaash Shares are not transferred in full to I-AM Capital within the designated six months, cancelled, or (ii) if the Additional Smaaash Shares are transferred in full to I-AM Capital within the designated six months, the Upfront I-AM Shares shall be released from Escrow and the number of Upfront I-AM Shares shall be deducted from the Additional I-AM Shares that will be issued to the Transferring Smaaash Founders upon the delivery of the Additional Smaaash Shares.

Cancellation of Special Dividend

Based on discussions with its bankers and other financial advisers, I-AM Capital no longer believes that the planned Special Dividend is necessary and, therefore, the board of directors of I-AM Capital has decided to cancel the Special Dividend. The Proxy Statement is hereby amended to remove all references to the Special Dividend. Consequently, the Sponsor shall not be required to cancel any of its shares as a result of the Transaction. The Company shall also withdraw its Registration Statement on Form S-1 for the registration of the shares that were to be issued in the Special Dividend, which Registration Statement was declared effective by the SEC on September 19, 2018.

Forward Stock Purchase Agreement

On November 2, 2018, I-AM Capital entered into a stock purchase agreement with Polar Asset Management Partners Inc. (“Seller”) pursuant to which Seller agreed to sell 490,000 shares of I-AM Capital common stock to I-AM Capital 30 days after the closing of the Business Combination (the “Polar Sale”). Seller has the right to sell such shares to third parties prior to the expiration of such 30-day period. In connection with the closing of the Polar Sale, I-AM Capital will pay Seller $11.23 for each of the shares of I-AM Capital common stock still held by Seller and I-AM Capital’s sponsor has agreed to transfer to Seller 150,000 restricted shares of I-AM Capital common stock currently held by I-AM Capital’s sponsor.

Privately Negotiated and Open Market Purchases

The Proxy Statement provides that in connection with the stockholder vote to approve the Transaction, our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares of I-AM Capital common stock in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Transaction; provided that none of the funds in the trust account will be used to purchase shares in such transactions and provided further that such persons will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares or if such purchases would be prohibited by Regulation M under the Exchange Act.

The Proxy Statement is hereby amended to provide that the Smaaash Founders may, but have no current obligation to, also purchase shares of I-AM Capital common stock in privately negotiated transactions or in the open market either prior to or following the completion of the consummation of the Transaction, subject to the same conditions as our Sponsor, directors, executive officers, advisors or their affiliates.

Effect of this Proxy Supplement

Except as expressly set out in this Proxy Supplement, the Proxy Statement remains unchanged, continues to apply and should be considered (along with this Proxy Supplement) in casting your vote in connection with the special meeting. This Proxy Supplement does not change the proposals to be acted upon at the special meeting, which are described in the Proxy Statement.

No action in connection with this Proxy Supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change the vote in that proxy.

Additional Information

The Business Combination Proposal has been submitted to the stockholders of I-AM Capital for their approval. In connection with that approval, I-AM Capital has filed the Proxy Statement with the SEC containing information about the Business Combination and the respective businesses of I-AM Capital and Smaaash.

I-AM Capital’s stockholders are advised to carefully read the Proxy Statement and any other documents filed with the SEC in their entirety when they become available because they contain important information. I-AM Capital stockholders will also be able to obtain a copy of the Proxy Statement, any amendments or supplements thereto and other documents filed by I-AM Capital with the SEC, without charge, by directing a request to: I-AM Capital Acquisition Company, 1345 Avenue of the Americas, 11th floor, New York, New York 10105. These documents, as well as I-AM Capital’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018 can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

I-AM Capital and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from I-AM Capital’s stockholders in respect of the proposed Business Combination. Information regarding I-AM Capital’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests is contained in the Proxy Statement, which can be obtained free of charge from the sources indicated above.

This Proxy Supplement is dated November 2, 2018

Annex A

THIRD AMENDMENT CUM ADDENDUM TO THE SHARE SUBSCRIPTION AGREEMENT DATED MAY 3, 2018

This third amendment cum addendum agreement (“Agreement”) to the share subscription agreement dated May 3, 2018, as amended, is executed on this 2nd day of November, 2018 at New Delhi:

By and Amongst

I-AM Capital Acquisition Company, a company incorporated in the United States of America and having its registered office at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105 (hereinafter referred to as the “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the First Part;

And

The Persons listed in SCHEDULE 1 (hereinafter referred to collectively, as the “Promoters” and individually, as a “Promoter”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include each of their respective heirs, permitted assigns and successors-in-interest, as the case may be) of the Second Part;

And

Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, having its office at 1st Floor, Ambience Mall, Plot no. 2, Phase II, Nelson Mandela Marg, Delhi-110070, India (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Third Part.

The Company, the Investor and the Promoters shall hereinafter be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A.	The Parties entered into a share subscription agreement dated May 3, 2018 pursuant to which the Investor has agreed to invest an amount of up to USD 49,000,000 (United States Dollars Forty Nine Million only) into the Company for subscription to Equity Shares in accordance with the terms and conditions set out therein (the “SSA”).

B.	The Parties also entered into a shareholders’ agreement dated May 3, 2018 governing the terms of management and transfer restrictions in the Company with respect to the Investor (the “SHA”).

C.

The Parties entered into an amendment cum addendum agreement on June 22, 2018, pursuant to which the parties amended certain provisions of the SSA and recorded their understanding with respect to the further agreements by the Promoters, including, among other things, a future transfer by the Promoters of all of their shares of the Company to the Investor in exchange for shares of Investor, and a further investment by the Investor into the Company (“First Addendum”).

D.

The Parties entered into a second amendment cum addendum agreement on August 8, 2018, pursuant to which the parties amended the SSA to remove the arbitration provision of the SSA (the “Second Addendum”, and together with the First Addendum, the “Addendum”).

E.	The Parties are entering into this Agreement to further amend the SSA to provide that upon the consummation of the Business Combination the Investor shall make an advance issuance to the Promoters of 2,000,000 shares of the Investor (which shares shall be held in escrow), which shares would otherwise be deliverable to the Promoters upon the future transfer by the Promoters of their shares in the Company to the Investor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and the SSA, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	The terms used in capitalized form in this Agreement but not defined herein shall have the meaning ascribed to such terms in the SSA.

1.2	The principles of interpretation set out in Clause 1.2 of the SSA shall mutatis mutandis apply to this Agreement.

2.	AMENDMENTS TO THE SHA and ADDENDUM

2.1	Clause 4.2 of the First Addendum shall be amended by deleting it in its entirety and replacing it with the following:

“4.2	The Investor and the Promoters hereby covenant and agree as follows:

(a)	Within six months following the Closing Date, the Promoters shall transfer all of their ownership interest in the Company (33.6% of the share capital of the Company on a fully diluted basis) (the “Transferred Company Shares”) to the Investor in exchange for newly issued shares of common stock of the Investor (the “Additional Investor Shares”) in an amount which will enable Promoters to retain their 33.6% ownership interest of the Company through their interest in the Investor.

(b)	The Investor shall issue an aggregate of 2,000,000 shares of its common stock, upon consummation of the Business Combination, to the Promoters as an upfront portion of the Additional Investor Shares (the “Upfront Investor Shares”).

(c)	The issuance of such Upfront Investor Shares will be held in escrow and shall be either, (i) if the Transferred Company Shares are not transferred in full to the Investor within the six-month period specified in Clause 4.2(a) above, cancelled, or (ii) if the Transferred Company Shares are transferred in full to the Investor within the six-month period specified in Clause 4.2(a) above, released from Escrow and the number of Upfront Investor Shares shall be deducted from the Additional Investor Shares that will be issued to the Promoters upon the delivery of the Transferred Company Shares.”

3.	representations of each party

3.1	Each Party severally represents and warrants as follows:

(a)	In case of a company, it is a duly registered company and has the power and capacity to execute and deliver this Agreement and to consummate the transactions under this Agreement and all approvals required by it for executing this Agreement and entering into and consummation of the transactions contemplated herein have been obtained.

(b)	In case of a company, the execution of this Agreement and entering into and consummation of transactions under this Agreement has been duly authorised and approved by such Party’s board / other appropriate authority and does not require any further authorisation or consent of any other Person.

(c)	Upon execution and delivery by such Party, this Agreement will constitute a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

(d)	The execution and delivery of this Agreement by such Party, the transactions contemplated in this Agreement does not contravene the provisions of Applicable Law or provisions of and/or constitute a default under its formation/constitutional documents (where applicable), or any Contract to which such Party is a party or which are applicable to it.

4.	MISCELLANEOUS

4.1	the Parties may discuss and terminate this Agreement at any time in writing, however no such termination shall be valid unless signed by all Parties hereto.

4.2	Any or all provisions of this Agreement may be amended, restated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all the Parties.

4.3	This Agreement shall be read together with the SSA and the Addendum.

4.4	The provisions of Clause 9 (Confidentiality), Clause 10 (Notices), Clause 11 (Governing Law) and Clause 13 (Miscellaneous) of the SSA shall mutatis mutandis apply to this Agreement.

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IN WITNESS WHEREOF, the Parties have entered into and executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED by the within named Investor, I-AM Capital Acquisition Company

/s/ Suhel Kanuga	/s/ F. Jacob Cherian
Name: Suhel Kanuga, CFO	Name: F. Jacob Cherian, CEO

SIGNED AND DELIVERED by the within named Company, Smaaash Entertainment Private Limited by the hand of Shripal Morakhia, authorised signatory.

/s/ Shripal Morakhia

SIGNED AND DELIVERED by the within named Promoter, AHA Holdings Private Limited by the hand of Shripal Morakhia, authorised signatory.

/s/ Shripal Morakhia

SIGNED AND DELIVERED by Mr. Shripal Morakhia

/s/ Shripal Morakhia

SCHEDULE 1

DETAILS OF THE PROMOTERS

Sl. No.	Name of the Promoter	Particulars
1.	AHA Holdings Private Limited

Attention: Mr. Santosh Apraj

Address: 2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel,
Mumbai – 400013, Maharashtra

Phone number: 022-67400900

Fax no: +91 22 67400988

E-mail: santoshapraj@ahaholdings.co.in

2.	Shripal Morakhia	Address: 2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra Email: shripal@smaaash.in